Unaudited Pro Forma Combined Financial Information
On February 28, 2025, SSR Mining Inc., a British Columbia corporation (“SSR Mining” or the “Company”), completed its previously announced acquisition of the Cripple Creek & Victor (“CC&V”) gold mine from Newmont Corporation (the “Transaction”).
The following unaudited pro forma condensed combined financial information, including the notes thereto ("Unaudited Pro Forma Financial Information") has been prepared based on the historical audited consolidated financial statements of SSR Mining and the historical audited combined financial statements of CC&V, and is intended to provide information about how the Transaction might have affected SSR Mining's historical financial statements. The unaudited pro forma condensed combined statement of operations ("Unaudited Pro Forma Statement of Operations") for the year ended December 31, 2024, combines the historical audited consolidated statement of operations of SSR Mining for the corresponding period, with the historical audited combined statement of operations of CC&V, as derived from SSR Mining’s and CC&V’s audited financial statements, as if the Transaction had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet ("Unaudited Pro Forma Balance Sheet") as of December 31, 2024, combines the historical audited consolidated balance sheet of SSR Mining as of the same date, and the historical audited combined balance sheet of CC&V as of December 31, 2024, as derived from SSR Mining’s and CC&V’s audited financial statements as indicated below, as if the Transaction had occurred on December 31, 2024.
The Unaudited Pro Forma Financial Information have been developed from and should be read in conjunction with:
•the historical audited consolidated financial statements of SSR Mining for the year ended December 31, 2024, included in SSR Mining's Annual Report on Form 10-K, filed with the SEC on February 18, 2025; and
•the historical audited combined financial statements of CC&V for the year ended December 31, 2024, filed as Exhibit 99.1 to this Current Report on Form 8-K.
The Unaudited Pro Forma Financial Information is presented using the acquisition method of accounting, as further described in Note 1, with SSR Mining as the acquirer of CC&V. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of CC&V based on their respective fair market values with any excess purchase price allocated to goodwill.
The Unaudited Pro Forma Financial Information is provided for informational purposes only as required by Form 8-K. The Unaudited Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. The information has been adjusted to include estimated Transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP.
The Unaudited Pro Forma Financial Information is not necessarily, and should not be assumed to be, an indication of the actual results that SSR Mining and CC&V would have achieved had the Transaction been completed during the periods and as of the dates indicated or that may be achieved in the future following the completion of the Transaction. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction and, accordingly, do not attempt to predict or suggest future results.

SSR Mining Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2024

	SSR Historical	CC&V Historical		Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$995,618		$347,039	$1,905	3a	$—		$1,344,562
Operating costs and expenses:
Cost of sales (1)	514,032		199,257	12,940	3a, 3c	(56,581)	4b	669,648
Depreciation, depletion, and amortization	130,192		30,032	—		(14,683)	4c	145,541
General and administrative expense	62,885		11,035	(11,035)	3c	—		62,885
Exploration and evaluation	41,804		3,574	6,264	3b	—		51,642
Reclamation and remediation costs	296,871		11,304	—		(536)	4d	307,639
Impairment charges of long-lived and other assets	114,599		541	—		—		115,140
Advanced projects, research and development	—		6,264	(6,264)	3b	—		—
Care and maintenance	120,280		—	—		—		120,280
Other operating expense (income), net	37,240		2,508	—		14,483	4e, 4f	54,231
Operating income (loss)	(322,285)		82,524	—		57,317		(182,444)
Other income (expense):
Interest expense	(13,028)		—	—		—		(13,028)
Other income (expense)	26,270		648	—		—		26,918
Foreign exchange gain (loss)	(9,691)		—	—		—		(9,691)
Total other income (expense)	3,551		648	—		—		4,199
Income (loss) before income and mining taxes	(318,734)		83,172	—		57,317		(178,245)
Income and mining tax benefit (expense)	(33,302)		(1,297)	—		(17,304)	4g	(51,903)
Equity income (loss) of affiliates	(546)		—	—		—		(546)
Net income (loss)	(352,582)		81,875	—		40,013		(230,694)
Net loss (income) attributable to non-controlling interest	91,305		—	—		—		91,305
Net income (loss) attributable to SSR Mining shareholders	$(261,277)		$81,875	$—		$40,013		$(139,389)

Basic and diluted weighted average SSR Mining shares outstanding	202,258	$					4i	202,258
Basic and diluted net loss per share	$(1.29)	$					4i	$(0.69)
(1) Excludes depreciation, depletion, and amortization.

SSR Mining Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2024

	SSR Historical	CC&V Historical	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$387,882	$—	$—		$(108,736)	4a	$279,146
Marketable securities	29,465	—	—		—		29,465
Trade and other receivables	124,438	822	—		—		125,260
Inventories	464,074	25,027	43,047	3d	(16,744)	4b	515,404
Ore on leach pads	—	43,047	(43,047)	3d	—		—
Prepaids and other current assets	23,175	1,867	—		—		25,042
Total current assets	$1,029,034	$70,763	$—		$(125,480)		$974,317

Mineral properties, plant and equipment, net	3,782,867	153,037	—		148,809	4c	4,084,713
Inventories	291,212	—	264,236	3d	(101,074)	4b	454,374
Ore on leach pads		264,236	(264,236)	3d	—		—
Equity method investments	34	—	—		—		34
Deferred income tax assets	7,602	—	—		—		7,602
Other non-current assets	78,271	—	—		—		78,271
Total assets	5,189,020	488,036	—		(77,745)		5,599,311

LIABILITIES
Accounts payable	$30,538	$13,063	$—		$—		$43,601
Accrued liabilities and other	139,381	15,179	7,753	3e, 3f	6,795	4e	169,108
Employee related benefits	—	10,081	(10,081)	3e	—		—
Reclamation and remediation liabilities	33,166	—	2,328	3f	(500)	4d	34,994
Finance lease liabilities	4,792	—	—		—		4,792
Current portion of debt, related party	11,000	—	—		—		11,000
Total current liabilities	218,877	38,323	—		6,295		263,495

Debt	228,572	—	—		—		228,572
Debt, related party	17,789	—	—		—		17,789
Finance lease liabilities	81,373	—	—		—		81,373
Reclamation and remediation liabilities	312,671	351,387	—		(134,799)	4d	529,259
Deferred income tax liabilities	327,277	—	—		21,700	4g	348,977
Other non-current liabilities	55,600	—	—		134,180	4f	189,780
Total liabilities	1,242,159	389,710	—		27,376		1,659,245

EQUITY
Net parent investments	—	98,326	—		(98,326)	4h	—
Common shares	2,993,678	—	—		—		2,993,678
Retained earnings	113,365	—	—		(6,795)	4e	106,570
SSR Mining’s shareholders’ equity	3,107,043	98,326	—		(105,121)		3,100,248
Non-controlling interest	839,818	—	—		—		839,818
Total equity	3,946,861	98,326	—		(105,121)		3,940,066
Total liabilities and equity	$5,189,020	$488,036	$—		$(77,745)		$5,599,311

Notes to Unaudited Pro Forma Combined Financial Information
(Unaudited)

1.DESCRIPTION OF THE TRANSACTION
On February 28, 2025 (the “Closing Date”), SSR Mining Inc., a British Columbia corporation, completed its previously announced acquisition of the CC&V gold mine from Newmont Corporation (“Newmont”) pursuant to the terms of an acquisition agreement, dated December 5, 2024 (“Acquisition Agreement”). As consideration for the Transaction, SSR Mining made a $100.0 million cash payment to Newmont, with up to $175.0 million in additional milestone-based payments.
The milestone-based payments include $87.5 million payable upon final approval of the application to amend the CC&V Cresson Permit and $87.5 million payable upon obtaining regulatory relief related to flow-related permitting requirements for the Carlton Tunnel, including steps taken to achieve the highest feasible alternative in relation to Carlton Tunnel water flow.
2.BASIS OF PRESENTATION
The Unaudited Pro Forma Financial Information have been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in these notes.
The accompanying Unaudited Pro Forma Financial Information presents the Unaudited Pro Forma Statement of Operations and Unaudited Pro Forma Balance Sheet of SSR Mining based on the historical audited consolidated financial statements of SSR Mining and the historical audited combined financial statements of CC&V after giving effect to the Transaction, and pro forma adjustments as described in these notes. The Unaudited Pro Forma Statement of Operations and the Unaudited Pro Forma Balance Sheet give effect to the Transaction as if it had occurred on January 1, 2024, and December 31, 2024, respectively.
The Transaction will be accounted for using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, Business Combinations, (“ASC 805”), which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on the preliminary estimated fair values as of such assets and liabilities as of the date of the Transaction. SSR Mining has made its preliminary estimate of the purchase price and fair value of CC&V’s assets and liabilities based on discussions with CC&V’s management, preliminary valuation studies, due diligence and information contained in CC&V’s historical financial statements as further described in Note 4 below. As of the date of the filing, SSR Mining has not completed the detailed valuation study necessary to arrive at the required final estimates of the purchase price and fair value of CC&V’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price.
A final determination of the fair value of CC&V’s assets and liabilities, including mineral properties, plant and equipment will be based on the actual mineral properties, plant and equipment of CC&V that exist as of the Closing Date. Any increases or decreases in the final fair value determination of assets acquired and liabilities assumed upon completion of the final valuations as compared to the preliminary estimated fair values will result in adjustments to the Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Statements of Operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Financial Information presented herein. The Unaudited Pro Forma Financial Information also do not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction and, accordingly, do not attempt to predict or suggest future results.

Purchase Consideration
The total purchase consideration of approximately $244.2 million consisted of the following (in thousands):

Cash consideration (1)	$108,736
Contingent consideration (2)	135,462
Total Purchase Price	$244,198
(1)Cash consideration is comprised of $100.0 million in upfront cash and an $8.7 million working capital adjustment. The working capital adjustment is preliminary and subject to finalization in accordance with the Acquisition Agreement.
(2)The preliminary fair value of the contingent consideration is based on a probability weighted discounted cash flow model. The significant assumptions include probability and timing of milestones and discount rates. The contingent consideration, on an undiscounted basis, shall not exceed $175.0 million or be less than $87.5 million.

The table below presents the preliminary estimated fair values of the assets acquired and liabilities assumed at the Closing Date (in thousands):

ASSETS
Trade and other receivables	$391
Inventories (1)	194,433
Prepaids and other current assets	919
Mineral properties, plant and equipment (2)	317,480
Total assets	$513,223

LIABILITIES
Accounts payable	$12,883
Accrued and other liabilities	15,468
Reclamation liabilities (3)	220,974
Deferred income tax liabilities (4)	19,700
Total liabilities	$269,025

Total net assets	$244,198
(1)The fair values of inventories were determined based on a net realizable value (“NRV”) approach, whereby the future estimated cash flows from sales of payable metal produced are adjusted for costs to complete.
(2)The fair values of mineral properties have been estimated using a market approach based on estimated quantities of mineral reserves and mineral resources and in-situ multiples. The fair values of plant and equipment have been estimated using a depreciated replacement cost approach.
(3)The fair value of reclamation liabilities is based on the expected amounts and timing of cash flows of closure activities and discounted to present value using a credit-adjusted risk-free rate as of the Closing Date. Key assumptions include the costs and timing of key closure activities based on the life of mine plans, including estimates and timing of monitoring and water management costs after completion of initial closure activities.
(4)Deferred income tax liabilities represent future tax expense associated with the differences between the preliminary fair value allocated to assets and liabilities and the historical carryover tax basis of those assets and liabilities.

3.CC&V HISTORICAL FINANCIAL STATEMENTS
The historical balances reflect certain reclassifications of CC&V’s combined statements of operations and combined balance sheet categories to conform to SSR Mining’s presentation in its consolidated statement of operations and consolidated balance sheet. Further review may identify additional reclassifications that could have a material impact on the Unaudited Pro Forma Financial Information of the combined group. The reclassifications identified and presented in the Unaudited Pro Forma Financial Information are based on discussions with CC&V’s management, due diligence and information presented in CC&V’s historical financial statements.
The following reclassification adjustments have been made to conform the presentation of CC&V’s historical combined statement of operations for the year ended December 31, 2024 to SSR Mining’s presentation:
a.SSR Mining’s accounting policy is to recognize proceeds from sales of all metals in Revenue. Under CC&V’s accounting policy, a metal is considered a by-product when sales represent less than 10 percent and up to 20 percent of the total sales from all metals on a life of mine basis and revenue from by-product metal sales is recognized as a reduction to Cost of sales. Thus, this adjustment represents a reclassification of CC&V’s silver by-product revenue, historically included in Cost of sales, to Revenue at SSR Mining.
b.Represents a reclassification of CC&V exploration and advanced projects costs, historically included in Advanced projects, research and development, to Exploration and evaluation at SSR Mining.
c.Represents a reclassification of CC&V corporate costs incurred by Newmont for services that are provided to or on behalf of CC&V, historically included in General and administrative, to Cost of sales at SSR Mining.
The following reclassification adjustments were made to conform the presentation of CC&V’s historical combined balance sheet as of December 31, 2024, to SSR Mining’s presentation:

d.Represents a reclassification of CC&V ore on leach pads, historically included in Ore on leach pads, current and Ore on leach pads, non-current to Inventories, current and Inventories, non-current, respectively, at SSR Mining.
e.Represents a reclassification of CC&V employee related benefits, historically included in Employee related benefits, to Accrued liabilities and other at SSR Mining.
f.Represents a reclassification of CC&V asset retirement obligations, historically included in Accrued liabilities and other, to Reclamation and remediation liabilities at SSR Mining.

4.TRANSACTION ACCOUNTING ADJUSTMENTS
The following adjustments have been made to the Unaudited Pro Forma Financial Information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the Unaudited Pro Forma Financial Information of the combined group. At this time, the Company is not aware of any additional Transaction related adjustments that would have a material impact on the Unaudited Pro Forma Financial Information that are not reflected or disclosed in the pro forma adjustments.
a.Cash and cash equivalents
Reflects the payment of the cash consideration in the amount of $108.7 million.
b.Inventories
The adjustment to decrease Inventories by $117.8 million reflects the adjustments to CC&V’s finished goods, work-in-process and leach pad inventory to estimated fair value as of December 31, 2024. The fair value was determined based on a net realizable value approach, whereby the future estimated cash flows from sales of payable metal produced are adjusted for costs to complete. As a result of the adjustment, there was a decrease to Cost of sales of $56.6 million for the year ended December 31, 2024.
c.Mineral properties, plant and equipment, net
The adjustment to increase Mineral properties, plant and equipment, net by $148.8 million reflects the fair value estimate of mineral properties, plant and equipment as of December 31, 2024. The fair value of mineral properties was determined using a market approach based on estimated quantities of mineral reserves and mineral resources and in-situ multiples. The fair value of plant and equipment was determined using a depreciated replacement cost approach. Additionally, there was a decrease to Depreciation, depletion, and amortization (“DD&A”) of $14.7 million for the year ended December 31, 2024. The following table reflects the changes in DD&A (in thousands):

	CC&V Historical	Change in DD&A Due to Transaction Accounting Adjustments (1)	Change in Inventory Recorded in DD&A (2)	Net Transaction Accounting Adjustment
Depreciation, depletion, and amortization	$30,032	$20,003	$(34,686)	$(14,683)
(1)Reflects the change to DD&A as a result of the fair value step-up of mineral property, plant, and equipment acquired as part of the Transaction.
(2)Reflects the adjustment to recognize additional DD&A as an inventoriable cost.
d.Reclamation and remediation liabilities
The adjustment to decrease Reclamation and remediation liabilities by $135.3 million reflects the fair value estimate as of December 31, 2024. The fair value of reclamation costs is based on the expected amounts and timing of cash flows of closure activities and discounted to present value using SSR Mining’s credit-adjusted risk-free rate. As a result of the adjustment, there was a decrease to Reclamation and remediation costs of $0.5 million for the year ended December 31, 2024.
e.Transaction costs and other one-time charges
The increase in Accrued liabilities and other of $6.8 million as of December 31, 2024 reflects the adjustment to recognize transaction costs and other non-recurring charges expected to be incurred in connection with the acquisition. For the year ended December 31, 2024, $6.8 million was recognized in Other operating expense (income), net by SSR Mining within its historical financial information relating to transaction costs and non-recurring charges incurred. These costs will not affect the Company’s statement of operations beyond 12 months after the Closing Date.
f.Other non-current liabilities
The adjustment to increase Other non-current liabilities by $134.2 million reflects the fair value estimate of contingent consideration liabilities as of December 31, 2024. The fair value of the contingent consideration was based on a probability weighted discounted cash flow model. As a result of the adjustment, there was an increase to Other operating expense (income), net of $7.7 million for the year ended December 31, 2024.
g.Income taxes
The adjustment to increase Deferred income tax liabilities by $21.7 reflects the preliminary estimate of deferred tax assets and liabilities recognized on the new book to tax basis differences of assets acquired and liabilities assumed. Deferred income taxes have been recognized based on policy alignment and fair value adjustments to identifiable assets acquired and liabilities assumed of CC&V using the statutory tax rate on a jurisdictional basis. As a result of the adjustment, there was an increase to Income and mining tax expense of $17.3 million for the year ended December 31, 2024.
h.CC&V Equity
The adjustment reflects the elimination of $98.3 million of CC&V’s historical shareholders’ equity.
i.Earnings per share
The pro forma combined diluted earnings per share as of December 31, 2024 are as follows (in thousands, except per share data):

For the year ended December 31, 2024
Pro forma net income (loss) attributable to SSR Mining shareholders	$(139,389)
Pro forma basic weighted average SSR Mining shares outstanding	202,258
Pro forma basic earnings (loss) per share	$(0.69)
Pro forma diluted weighted average SSR Mining shares outstanding	202,258
Pro forma diluted earnings (loss) per share	$(0.69)